For Immediate Release

PostRock Reports 2013 Results

OKLAHOMA CITY –  March 26, 2014 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the year ended December 31, 2013.

Key Operating Results

•	Based on a 27:1 oil-to-gas conversion (the Company’s 2013 realized price differential), production increased 4% from the prior year.
•	Oil sales doubled to an average of 527 net barrels a day.
•	Gas sales averaged 39.8 net MMcf a day, an 11% decline.
•	Based on a 6:1 oil-to-gas conversion, production declined 8%.
•	Oil reserves increased 63% to 4.4 million barrels. Based on the 27:1 conversion noted above, oil now represents 58% of proved reserves.
•	Gas reserves increased 24% to 86.6 Bcf. Based on the 27:1 conversion, gas now represents 42% of proved reserves.

Key Financial Results

•	Revenue totaled $72.3 million, up 32% from the prior year.
•	Oil contributed 25+% of revenues, versus 16% in 2012.
•	Production costs, excluding one-time items discussed below, decreased 4%.
•	General and administrative expenses, excluding one-time items and non-cash compensation discussed below, decreased 20%.

Development and Leasing Activities

Central Oklahoma. In May 2013, the Company acquired approximately 4,300 net acres located in Lincoln and Payne Counties of Oklahoma. In November, slightly over 22,000 net acres of leasehold in Seminole, Pottawatomie, Cleveland and McClain Counties were purchased along with associated production.  Subsequent to these acquisitions, total leasehold in Central Oklahoma currently approximates 35,000 net acres, of which 11,000 net acres are held by production.

During the year, nine wells were recompleted and two vertical wells were drilled in Oklahoma targeting multiple oil pays, including the Hunton and Woodford formations. In addition, an initial, horizontal Hunton well was drilled and put on production. These  12 projects had a total cost of $7.7 million. Two water disposal wells were drilled and four tank batteries were built at a total cost of $1.9 million.

Cherokee Basin. During 2013, 62 wells were recompleted, 143 wells were drilled and brought on line and nine wells previously drilled were brought on line  at a total cost of $18.9 million. Nine water disposal wells were drilled and 22 tank batteries were built at a total cost of $2.4 million. Since August, development work in the Cherokee Basin has been deferred as the Company has shifted its focus to Central Oklahoma to realize higher returns.

One of the Company’s most significant projects has been to reconfigure its Cherokee Basin compression system. This project improves energy efficiency and reduces gathering and operating costs. The program was piloted in 2012 and began to be implemented in 2013. At present, only the Company’s largest compressor station remains to be converted. The Company expects the project to be complete in May at a total cost of $8.2 million. Roughly $5.5 million of the project cost will fall in 2014. In aggregate, the project is expected to reduce costs by approximately $3.2 million a year while reducing fuel usage by 2.5 MMcf per day.

2013 Results

Revenue increased 32% from the prior year to $72.3 million. Despite lower sales volumes,  gas revenue increased 17% to $51.5 million. The increase was driven by a 32% increase in realized prices to $3.55 per Mcf. Oil revenue increased 111% to $18.2 million as production doubled and the realized price of $94.56 per barrel was slightly above the prior year. Gas gathering revenue increased 7% to $2.6 million as higher gas pricing offset lower volumes.

Production costs, including lease operating expenses,  gathering costs and production taxes, decreased 5% to $40.1 million. Production costs in 2012 had included $368,000 related to a  field reorganization. Excluding this cost, production costs fell $1.8 million, or 4%. The largest contributors to the cost reduction were a $1.1 million reduction in compressor rentals, lower repair and maintenance costs of $635,000, lower workover costs of $486,000, and lower ad valorem taxes of $271,000. These reductions were partially  offset by a $614,000 increase in production taxes and increased electricity costs of $263,000. Production costs were $2.56 per Mcfe,  up from an adjusted $2.47 per Mcfe in the prior year, primarily due to lower production volumes.

General and administrative expenses increased 8% from the prior year to  $16.0 million. Excluding non-cash compensation of $1.3 million and $4.3 million from 2012 and 2013, respectively,  a $503,000 charge related to a headquarters reorganization in 2012, $1.6 million of legal fees related to the Constellation Energy Partners (“CEP”) and Sanchez Energy Partners I (“Sanchez”) litigation in 2013, and a $454,000 workman’s compensation charge related to a 2010-2011 audit settlement, general and administrative expenses totaled $9.7 million, a 20% decrease from the prior year adjusted total. The decrease was due primarily to reduced wages, benefits and bonuses of  $601,000, higher capitalized general and administrative expenses of $434,000, and lower contract labor and other services of $299,000.

The Company had a realized hedging loss of $2.3 million in 2013. This compared to a gain of $73.2 million in 2012 when the Company exited above-market natural gas swap contracts.

Each quarter, PostRock is required to assess the recoverability of the carrying value of its oil and gas properties against their present value utilizing a first-of-the-month twelve-month average price for oil and natural gas. An impairment of $5.9 million was recognized in 2012 due to depressed gas prices. With the recovery in gas prices during the year, no impairment was recognized in 2013.

Due to appreciation of the market price of CEP units in 2013, a mark-to-market gain of $6.8 million was recorded.

Fourth Quarter Results

Revenue increased 14% from the prior-year period to $18.0 million. Despite a 6% increase in realized pricing to $3.46 per Mcf, natural gas revenue decreased 5% from the prior-year period to $12.2 million due to a 10% decrease in average daily sales volumes to 38.3 MMcf per day. Oil revenue increased 120%

from the prior-year period to $5.2 million as production nearly doubled to an average of 607 barrels per day and the $93.90 a barrel realized price was 11% higher.  Gas gathering revenue decreased 3% to $605,000 as lower volume offset higher gas prices.

Production costs decreased 5% from the prior-year period to  $9.6 million. Compressor rental costs decreased $637,000 and vehicle and equipment costs decreased $163,000. These reductions were partly offset by a decrease in capitalized lease operating expenses of $357,000 and an increase in electricity costs of $199,000. In total, production costs were $2.49 an Mcfe, compared to $2.46 an Mcfe from the prior-year period, primarily due to lower production volumes.

General and administrative expenses increased 36% from the prior-year period to $4.7 million. Excluding non-cash compensation of $622,000 and $2.2 million from 2012 and 2013, respectively, and $1.5 million of legal fees related to the litigation with CEP and Sanchez in 2013, ongoing general and administrative expenses totaled $2.0 million, a 32% decrease from the prior-year period’s adjusted total. The decrease was due primarily to reduced wages, benefits and bonuses of $458,000 and lower franchise taxes of $164,000.

The Company had a $77,000 realized hedging gain in the quarter compared to a gain of $39.8 million in the prior-year period.

Due to appreciation of the market price of CEP units in the fourth quarter,  a mark-to-market gain of $1.6 million was recorded.

Hedges

The Company’s natural gas and crude oil swaps for 2014 cover an average of 28.3 MMcf and 318 Bbls per day at a weighted average price of $4.01 and $95.19, respectively. This represents roughly 79% and 50%, respectively, of the Company’s 2014 production forecast in its December 31, 2013 reserve report. The following table summarizes the Company’s derivative positions at December 31, 2013. The Company has no Southern Star basis swaps outstanding.

	2014	2015	2016
NYMEX Gas Swaps
Volume (MMBtu)	10,327,572	8,983,560	7,814,028
Weighted Average Price ($/MMBtu)	$4.01	$4.01	$4.01
NYMEX Oil Swaps
Volume (Bbls)	116,076	71,568	65,568
Weighted Average Price ($/Bbl)	$95.19	$92.73	$90.33

Debt

At December 31, 2013,  $92.0 million was drawn under the Company’s revolving credit facility, an increase of $34.5 million from the prior year and a $5.5 million increase from September 30, 2013. At March 25, 2014,  $94.5 million was drawn under the revolving credit facility, an increase of $2.5 million from year end. The increase was driven by an acquisition of additional well interests in Central Oklahoma and legal costs related to the litigation with CEP and Sanchez, both of which are discussed in more detail below. The facility requires that a leverage ratio (ratio of consolidated funded debt to consolidated EBITDAX for the four fiscal quarters ending on the applicable fiscal quarter-end) be maintained at less than 3.5 to 1.0 as of each quarter-end. The leverage ratio at December 31, 2013 was very slightly above this limit.  However, the banks granted a waiver. PostRock expects to be in full compliance with its covenants at March 31, 2014. The Company was in compliance with all other financial covenant ratios as of December 31, 2013.

On December 13, 2013, 1,123,981 shares of common stock were issued to White Deer in exchange for 22,241,333 warrants with the associated voting preferred. As a result,  the Company removed the carrying value of the affected Series A Preferred Stock out of temporary and permanent equity and added $64.5 million, the fair value of the affected Series A Preferred Stock, to long-term liabilities, pursuant to applicable accounting guidance.

At December  31, 2013, PostRock elected to again pay in-kind its quarterly dividend on the preferred,  increasing the liquidation value of the preferred by $3.0 million to $102.8 million. White Deer also received 2.5 million additional warrants with a weighted average strike price of $1.22 a share. At year end, White Deer held a total of 20.2 million warrants exercisable at an average price of $1.54 a share and 11.0 million common shares.

	December 31,
	2012	2013

Capitalization	(in thousands)
Long-term debt	$57,500	$92,000
Mandatorily redeemable preferred stock	—	64,523
Redeemable preferred stock	73,152	23,828
Stockholders’ deficit	(21,008)	(30,034)
Total capitalization	$109,644	$150,317

CEP Litigation

On August 30, 2013, a wholly owned subsidiary of the Company filed suit against CEP and Sanchez, et al. The lawsuit arose from a transaction that was closed between CEP and Sanchez on August 9th that  diluted PostRock’s ownership interest in CEP and removed certain rights of PostRock.

The trial has been postponed pending an anticipated settlement. While nothing has been finalized, the proposed settlement contemplates PostRock recovering a target of $21.6 million via the sale of its A Units to CEP and Sanchez, followed by the orderly disposition of its B Units in various market and block transactions in the course of 2014. The settlement, as currently proposed, would eliminate all disputes between the parties.

Capital Expenditures

During the fourth quarter, capital expenditures totaled $16.7 million. This included $11.5 million spent on land, primarily the two November acquisitions. A total of $3.4 million  was spent on oil directed drilling and recompletions and the remaining $1.8 million was spent on maintenance projects, largely on the ongoing Cherokee Basin compressor optimization project.

Capital expenditures totaled  $60.7 million in 2013.  This included $40.0 million spent on exploration and development. Land expenditures totaled $16.6 million including leasing and the three Central Oklahoma acquisitions completed in 2013. Maintenance expenditures, including the compressor optimization project, totaled $4.1 million.

Reserves

Based on a 6:1 oil-to-gas conversion, proved reserves increased 32% to 112.9 Bcfe at year end 2013.  Gas reserves increased 16.9 Bcf, or 24%.  Of this amount, 91.6 MMcf was gained from acquisitions, 23.5 Bcf was gained as the result of a 33% increase in pricing, 6.1 Bcf was gained due to decreasing operating costs, and 1.8 Bcf was gained as a result of additions to the reserve base and positive revisions to previous estimates.  These increases were partially offset by production of 14.5 Bcf. Oil reserves increased 1.7 million barrels, or 63%. Of this amount, 449,500 barrels were gained from acquisitions, 23,700 barrels were gained as the result of a 2% increase in pricing, 108,000 barrels were gained due to lower operating costs, and 1.3 million barrels were gained as a result of additions to the reserve base and positive revisions to previous estimates. These increases were partially offset by production of 192,500 barrels. At year-end 2013, approximately 90% of the Company’s reserves were classified as proved developed.

Proved reserves at a 6:1 oil-to-gas conversion	Gas (Mcf)	Oil (Bbls)	Total Mcfe
Balance December 31, 2012	69,661,273	2,691,568	85,810,681
2013 production	(14,521,385)	(192,474)	(15,676,229)
Acquisitions	91,581	449,463	2,788,359
Changes in commodity price	23,533,695	23,677	23,675,757
Changes to operating costs	6,074,639	108,010	6,722,699
Development and revisions to previous estimates	1,767,424	1,300,359	9,569,578
Balance December 31, 2013	86,607,227	4,380,603	112,890,845

Subsequent Event

In January 2014, the Company acquired additional interests, associated with the larger acquisition made in November 2013, for $1.8 million.  The interests were purchased with $900,000 of cash and 725,806 shares of common stock.

Management Comment

Terry W. Carter, PostRock’s President and Chief Executive Officer, said, “In 2013 PostRock made meaningful progress on increasing oil production and oil reserves. In particular, I believe the development success, small acquisitions, and land additions in Central Oklahoma along with our continued focus on reducing operating costs will prove to be the foundation for future growth and at long last provide us the ability to create shareholder value.”

Webcast and Conference Call

PostRock will host its quarterly webcast and conference call tomorrow, Thursday,  March 27, 2013, at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866)  516-1003.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma. The Company owns and operates over 3,000 wells and maintains nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen.  These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

Stephen L. DeGiusti

EVP, General Counsel & Secretary

sdegiusti@pstr.com

(405) 702-7420

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2013	2012	2013

Net income (loss) from continuing operations	$(11,386)	$(7,377)	$(44,717)	$(9,036)
Adjusted for:
Interest expense, net	2,617	1,446	10,452	3,739
Income taxes	—	180	—	180
Depreciation, depletion and amortization	7,246	7,291	27,669	27,369
EBITDA	$(1,523)	$1,540	$(6,596)	$22,252
Other income, net	(31)	9	(111)	(12)
(Gain) loss from equity investment	596	(1,583)	5,174	(6,768)
Unrealized (gain) loss from derivative financial instruments	41,348	3,529	66,708	(1,672)
Impairment of oil and gas properties	1,610	—	5,919	—
Gain on forgiveness of debt	—	—	(255)	—
(Gain) loss on disposal of assets	69	(25)	295	(194)
Non-cash compensation	622	1,292	2,224	4,268
Acquisition costs	—	286	—	348
CEPM legal fees	—	1,488	—	1,618
Adjusted EBITDA	$42,691	$6,536	$73,358	$19,840

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION -  CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2013	2012	2013

	(in thousands, except per share data)		(in thousands, except per share data)
Revenues
Natural gas sales	$12,842	$12,187	$43,911	$51,489
Crude oil sales	2,386	5,247	8,640	18,200
Gathering	625	605	2,444	2,611
Total	15,853	18,039	54,995	72,300
Costs and expenses
Production expense	10,096	9,625	42,213	40,085
General and administrative	3,481	4,735	14,810	15,990
Depreciation, depletion and amortization	7,246	7,291	27,669	27,369
Impairment of oil and gas properties	1,610	—	5,919	—
(Gain) loss on disposal of assets	69	(25)	295	(194)
Acquisition costs	—	286	—	348
Total	22,502	21,912	90,906	83,598
Operating loss	(6,649)	(3,873)	(35,911)	(11,298)
Other income (expense)
Realized gains (losses) from derivative financial instruments	39,793	77	73,162	(2,271)
Unrealized gains (losses) from derivative financial instruments	(41,348)	(3,529)	(66,708)	1,672
Gain (loss) from equity investment	(596)	1,583	(5,174)	6,768
Gain on forgiveness of debt	—	—	255	—
Other income (expense), net	31	(9)	111	12
Interest expense	(2,617)	(1,446)	(10,454)	(3,740)
Interest income	—	—	2	1
Total	(4,737)	(3,324)	(8,806)	2,442
Income (loss) from continuing operations before income taxes	(11,386)	(7,197)	(44,717)	(8,856)
Income taxes	—	180	—	180
Income (loss) from continuing operations	(11,386)	(7,377)	(44,717)	(9,036)
Income (loss)from discontinued operations	149	—	(2,855)	—
Net income (loss)	(11,237)	(7,377)	(47,572)	(9,036)
Preferred stock dividends	(2,494)	(2,577)	(9,083)	(11,047)
Accretion of redeemable preferred stock	(698)	(802)	(2,238)	(3,283)
Net income (loss) available to common stockholders	$(14,429)	$(10,756)	$(58,893)	$(23,366)
Net income (loss) per common share
Basic income (loss) per share—continuing operations	$(0.90)	$(0.38)	$(4.12)	$(0.93)
Basic income (loss) per share—discontinued operations	0.01	—	(0.21)	—
Basic income (loss) per share	$(0.89)	$(0.38)	$(4.33)	$(0.93)
Diluted income (loss) per share—continuing operations	$(0.90)	$(0.38)	$(4.12)	$(0.93)
Diluted income (loss) per share—discontinued operations	0.01	—	(0.21)	—
Diluted income (loss) per share	$(0.89)	$(0.38)	$(4.33)	$(0.93)
Weighted average common shares outstanding
Basic	16,258	28,039	13,596	25,069
Diluted	16,258	28,039	13,596	25,069

POSTROCK ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2013

	(in thousands, except
	share and per share data)
ASSETS
Current assets
Cash and equivalents	$525	$37
Restricted cash	1,500	—
Accounts receivable—trade, net	7,207	7,722
Other receivables	180	194
Inventory	990	886
Other	2,100	820
Derivative financial instruments	1,771	54
Total	14,273	9,713
Oil and natural gas properties, full cost method of accounting, net	107,531	141,911
Other property and equipment, net	14,244	14,180
Equity investment	7,820	14,588
Derivative financial instruments	615	652
Other, net	2,180	2,038
Total assets	$146,663	$183,082
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$9,373	$7,406
Revenue payable	4,447	4,397
Accrued expenses and other	4,928	4,055
Derivative financial instruments	4,449	1,937
Total	23,197	17,795
Derivative financial instruments	2,638	1,796
Long-term debt	57,500	92,000
Mandatorily redeemable preferred stock—6,000 shares at December 31, 2013	—	64,523
Asset retirement obligations	10,868	13,099
Other	316	75
Total liabilities	94,519	189,288
Commitments and contingencies
Series A Cumulative Redeemable Preferred Stock, $0.01 par value; 7,250 and 1,250 shares issued and outstanding, respectively	73,152	23,828
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 authorized shares; 265,095 and 113,521 shares of Series B Voting Preferred Stock issued and outstanding, respectively	3	1
Common stock, $0.01 par value; 100,000,000 authorized shares; issued—21,309,159 and 29,915,951; outstanding—21,309,159 and 29,556,263, respectively	213	299
Additional paid-in capital	396,732	397,170
Treasury stock, at cost	—	(512)
Accumulated deficit	(417,956)	(426,992)
Total stockholders’ deficit	(21,008)	(30,034)
Total liabilities and stockholders’ deficit	$146,663	$183,082

POSTROCK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2013

	(in thousands)
Cash flows from operating activities
Net income (loss)	$(47,572)	$(9,036)
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Depreciation, depletion and amortization	30,206	27,369
Impairment of oil and gas properties	5,919	—
Share-based and other compensation	2,224	4,268
Amortization of deferred loan costs	2,820	461
Change in fair value of derivative financial instruments	67,186	(1,672)
Litigation reserve	—	—
Loss (gain) on disposal of assets	5,735	(194)
Gain on forgiveness of debt	(255)	—
Loss (gain) from equity investment	5,174	(6,768)
Other non-cash changes to items affecting net loss	409	497
Changes in operating assets and liabilities
Accounts receivable	1,519	(529)
Other current assets	5,020	578
Other assets	33	16
Accounts payable	2,453	(3,094)
Accrued expenses	(11,701)	(512)
Other	(51)	(141)
Net cash flows from operating activities	69,119	11,243
Cash flows from investing activities
Restricted cash	(1,500)	1,500
Proceeds from sale of equity securities	—	—
Equity investment	—	—
Expenditures for equipment, development, leasehold and pipeline	(16,759)	(52,283)
Proceeds from sale of discontinued pipeline	53,397	—
Proceeds from sale of assets	496	1,111
Net cash flows from (used in) investing activities	35,634	(49,672)
Cash flows from financing activities
Proceeds from debt	57,500	98,500
Repayments of debt	(193,000)	(64,000)
Proceeds from stock option exercises	—	—
Debt and equity financing costs	(2,301)	(635)
Proceeds from issuance of common stock	20,724	4,076
Proceeds from issuance of preferred stock and warrants	12,500	—
Net cash flows from (used in) financing activities	(104,577)	37,941
Net increase (decrease) in cash and cash equivalents	176	(488)
Cash and equivalents beginning of period	349	525
Cash and equivalents end of period	$525	$37